EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 25th day of July, 2003 by and between ARLINGTON HOSPITALITY, INC., a Delaware corporation (the "Company"), and STEPHEN K. MILLER ("Employee").

                                    RECITALS:

     A. The Company is in the business of developing, owning and managing economy hotels and limited service hotels. Each such hotel which during the term of this Agreement is either owned or managed in whole or part by the Company or one of its subsidiaries or other Affiliates (as defined below) is referred to individually as a "Hotel" or collectively, as the "Hotels").

     B. The Company desires to employ Employee and Employee desires to be employed by the Company, subject to the terms, conditions and covenants hereinafter set forth with the initial position of Employee set forth in Section
1.1 or such other title and responsibilities as the Company shall designate from time to time (the "Position").

     C. As a condition of the Company's employing Employee, Employee has agreed not to compete with the Company and not to solicit the Company's key financing sources, investors, vendors, customers or employees, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, Employee and the Company hereby agree as follows:

ARTICLE I

                                   EMPLOYMENT

     1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment with the Company for the Position, upon the terms and conditions set forth in this Agreement, and subject to such job responsibilities as allocated from time to time by the Company's President, or such other person(s) or entity directing the business affairs of the Company. Employee's title shall be Senior Vice President - Real Estate and Business Development.

     1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the acceptance and performance of his obligations under this Agreement.

     Employee accepts the employment described in Article I of this Agreement and agrees to devote his exclusive full time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Notwithstanding the foregoing, Employee may: (i) serve on the board of directors of one company that is not publicly traded (provided he does not serve as an officer or as chairman of the board of such company), or serve as an officer (other than president) or on the board of directors (provided he does not serve as chairman of the board) of one hobby, avocation, civic, educational, professional or charitable organization, provided that such service does not materially interfere or conflict with his duties hereunder, and, provided further that Employee may serve as director of additional non-public companies or as an officer or director of additional hobby, avocation, civic, educational, professional or charitable organizations with the Company's consent; and (ii) subject to Section 4.2, make and manage personal investments of his choice.

                                   ARTICLE II

                                      TERM

     2.1 Term. The term of employment under this Agreement shall be for the period commencing effective as of August 19, 2003 and ending December 31, 2005. The period of Employee's employment hereunder is referred to as the "Employment Term."

     2.2 Cessation of Rights and Obligations; Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligation and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

     2.3 Termination by the Company for Cause. The Company has the right, at any time by serving notice, to terminate Employee's employment under this Agreement and to discharge Employee with or without "Cause" (as hereinafter defined). If Company terminates Employee with "Cause," then Company's obligation to Employee shall be limited to the payment and/or satisfaction of unpaid base salary and expense reimbursements accrued up to the effective date specified in the Company's termination notice. Employee shall also be permitted to maintain health insurance benefits for himself and covered dependents pursuant to COBRA commencing on the date Employee's employment is terminated. As used in this
Section 2.3, the term "Cause" shall mean and include:

          (a) misappropriation of any money or other assets or properties of the Company or any subsidiary of the Company other than an isolated, insubstantial and unintentional misappropriation which is promptly remedied by Employee after receipt of written notice thereof given by the Company;

          (b) material breach by Employee of the terms of this Agreement after a written demand for substantial performance is delivered to Employee by the Company which specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties and such breach is not remedied within fifteen (15) days after receipt of such written notice; and

          (c) illegal conduct or conduct which adversely impacts the reputation or business of the Company.

     2.4 Severance Upon Termination Without Cause. If the Company terminates Employee's employment without Cause (other than pursuant to Section 2.5) effective as of a date three (3) months or more prior to the end of the Employment Term, it shall continue to pay Employee the base salary specified in Exhibit A for a period ending on the lesser of six (6) months after the termination or the end of the Employment Term. If the Company terminates Employee's employment without Cause (other than pursuant to Section 2.5) effective as a date less than three (3) months prior to the end of the Employment Term, it shall make a severance payment to Employee equal to three
(3) months of the base salary specified in Exhibit A.

     2.5 Termination for Failure to Relocate. If Employee does not relocate to the Chicago metropolitan area within six (6) months of the commencement of the Employment Term, the Company has the right to terminate Employee without Cause, provided, however, that if Employee has listed his current home for sale at a competitive price with a recognized real estate broker doing business in Employee's housing market and is unable to sell his home during such six (6) month period, such six (6) month period shall be extended for an additional three (3) months. If Company terminates Employee pursuant to this Section 2.5, the Company's obligation to Employee shall be limited to: (i) the payment and/or satisfaction of unpaid base salary and expense reimbursements accrued up to the effective date specified in the Company's termination notice; and (ii) severance compensation equal to three (3) months salary. Employee shall also be permitted to maintain health insurance benefits for himself and covered dependents pursuant to COBRA commencing on the date Employee's employment is terminated.

     2.6 Voluntary Termination. If Employee voluntarily terminates his employment, Employee agrees to provide the Company with at least sixty (60) days written notice and he shall be entitled to no severance compensation.

     2.7 Business Expenses.

          (a) Reimbursement. The Company shall reimburse Employee for all reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder including, but not limited to, ordinary and necessary travel expenses and entertainment expenses. The reimbursement of business expenses will be governed by the Company's policies and the terms otherwise set forth herein or as modified by the Company from time to time.

          (b) Accounting. Employee shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to Employee within a reasonable time after receipt by the Company of appropriate documentation therefor.

                                  ARTICLE III

                           COMPENSATION AND BENEFITS

     3.1 Compensation. During the Employment Term, the Company shall pay Employee such base salary and bonus as set forth on Exhibit A, the terms of which are incorporated by reference herein; however, the Company shall not be obligated to pay any bonus to Employee pursuant to this Agreement unless Employee remains in the employ of the Company for the full term of the period over which the bonus is measured and the Company in its sole discretion (which shall be binding upon Employee) determines that all the criteria for the bonus are met (or in its sole discretion waives one or more criteria).

     3.2 Relocation. The Company shall pay Employee's reasonable expenses of relocating from Employee's current home to the Chicago, Illinois, metropolitan area, up to a maximum of Twenty-Five Thousand Dollars ($25,000), provided that the Company shall have no obligation to pay such expenses unless Employee has relocated to the Chicago metropolitan area within six (6) months of the commencement of the Employment Term (or nine (9) months if the six (6) month period described in Section 2.5 is extended as described therein). Such expenses shall include moving, travel, temporary residence (such as a hotel or apartment) and similar expenses, but shall not include any expenses relating to the sale of any residence. All claims for reimbursement of expenses under this Section 3.2 shall be supported by receipts or other appropriate documentation.

     3.3 Stock Option. Employee shall have the right to purchase up to 25,000 shares of common stock of Company (the "Purchase Right Shares") for a period of thirty (30) days from August 19, 2003, at a purchase price per share equal to the greater of: (i) $3.18 per Share; (ii) the closing price of Company's common stock as quoted in The Wall Street Journal for August 18, 2003 or, if no stock transfer occurred on such date, the closing price as quoted aforesaid on the next prior day in which Company's common stock traded on the public markets; or
(iii) if a Company press release is issued announcing Employee's hiring, the closing price of Company's common stock as quoted in The Wall Street Journal on the last trading day immediately preceding the Company's issuance of such release. In order to exercise the purchase rights contained in this Section 3.3, Employee must tender to the Company written notice of exercise specifying the number of shares he wishes to purchase together with good funds (in the form of cashier's or certified check, wire transfer or other form of payment acceptable to the Board) within the applicable thirty (30) day period, which notice must be delivered at least four (4) business days prior to the scheduled stock purchase. The Company shall issue and deliver the certificates for all shares purchased per this Section 3.3 promptly following such purchase and such certificates shall contain the Company's customary restrictive legend for privately issued shares.

     3.4 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

     3.5 Leave. Employee shall be entitled to up to two (2) weeks paid leave (for illness and/or vacation) during calendar year 2003 (prorated over the four and one-half (4 1/2) months of

2003), and three (3) weeks of paid leave (for illness and vacation) during each calendar year thereafter (prorated for partial years). In addition Employee shall, during the Employment Term, be entitled to standard sick leave and personal days as are provided for the in the Company's employee manual. Any leave not taken during a particular year shall lapse. Employee shall not be entitled to cash for vacation time not taken.

     3.6  Other Benefits.

          (a) On the first (1st) day of the first (1st) calendar month following the sixtieth (60th) day of Employee's employment, Employee will be eligible to enroll in the Company's health plan. On the first (1st) day of the first
     (1st) calendar month following the thirtieth (30th) day of Employee's employment, Employee will be eligible to enroll in the Company's dental plan. The costs of enrollment in the health and dental plans shall depend on the level of coverage chosen by Employee, in accordance with the Company's standard cost-sharing allocations;

          (b) On the first day of the first calendar month following the commencement of Employee's employment, Employee will be eligible for coverage under the Company's life insurance and disability plans, with additional term life insurance provided on a basis commensurate with that of other senior executives of the Company; and

          (c) Employee will become eligible to enroll in the Company's 401(k) Retirement and Savings Plan upon completion of one (1) year's continuous employment with the Company, upon the terms and conditions set forth in such plan.

Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.


                                   ARTICLE IV

                        NON-SOLICITATION AND NON-COMPETE

     4.1 Confidentiality Covenant. Employee hereby acknowledges and agrees that the duties and services to be performed by Employee under this Agreement are special and unique and that as of a result of the employment hereunder, Employee will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company's industry, including, but not limited to, sources of financing, identity of investors, joint venture partners and Hotel purchasers, terms and conditions of financing contracts and investments of the Company and its Affiliates, cost and pay structures for Company employees, operations and Hotels, Hotel designs, Hotel construction methods, records, phone locations, e-mail addresses, documentation, software programs, price lists, customer lists, prospect lists, contractual relationships, contract prices for the Company's services, business plans and prospects of the Company, equipment configurations, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, and other similar matters (all such information being hereinafter referred to as "Confidential Information"). "Confidential Information" shall not include information that Employee can prove (a) was known to him prior to his receipt of such information from Company; (b) became generally publicly known other than by Employee's direct or indirect act; (c) was rightfully disclosed to Employee by a third party without restriction; or (d) was independently developed by Employee (and is supported by written evidence) without use of or access to the Confidential Information. Employee further acknowledges and agrees that the Confidential Information is of great value to the Company and its affiliates and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, Employee hereby agrees that:

          (a) Employee will not, while employed by the Company or for thirty
     (30) months thereafter, directly or indirectly, except in connection with Employee's performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company or its "Affiliates" (as hereinafter defined), divulge to any person, firm, corporation, limited liability company, or organization, other than the Company or its Affiliates (hereinafter referred to as "Third Parties"), or use or cause or authorize any Third Parties to use, the Confidential Information, except as required by law; and

          (b) Upon the termination of Employee's employment for any reason whatsoever, Employee shall deliver or cause to be delivered to the Company any and all Confidential Information, including all computers, drawings, notebooks, notes, records, keys, disks data and other documents and materials belonging to the Company or its Affiliates and all copies thereof and all abstracts thereof which are in his possession or under his control relating to the Company or its Affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company or its Affiliates which is in his possession or control.

     4.2 Non-Solicitation Covenants. During Employee's employment with Company or any of its Affiliates and for one year thereafter, Employee shall not, directly or indirectly without Company's prior written consent:

          (a) solicit, divert or take away, any Customer for purposes of, or with respect to, selling a product or service which competes with the Business of Company and its related entities and Affiliates or which is otherwise unrelated to furthering of the Business of the Company; or

          (b) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of making, or which directly or indirectly results in, a sale of a product or service which competes with the Business of Company and its related entities and affiliates.

For purposes of this Agreement, a "Customer" shall be deemed to include any person or entity who has done business with the Company or any of its Affiliates within the twelve (12) month period immediately preceding:

          (i) the action by Employee while in the employ of the Company or its Affiliates; or

          (ii) the date of termination of Employee's employment if he is no longer in the employ of the Company or its Affiliates.

"Business of Company" shall include any business activities related to the development, ownership and/or management of economy hotels, mid-scale hotels without food and beverage and limited service hotels.


     4.3 Non-Solicitation of Employees; Financing Sources. During the Term, and for a period of one (1) year following termination of Employee's employment with Company or any of its Affiliates, Employee shall not, directly or indirectly:

          (a) recruit or hire, or attempt to recruit or hire (as an employee, independent contractor, consultant or otherwise), any employee of Company or its related entities and Affiliates who was employed by Company or its related entities and affiliates during the Term and who is actively employed at the time of solicitation or attempted solicitation; or

          (b) except on behalf of Company or its Affiliates, solicit equity funding with respect to any hotel project involving any of the "Brands" (as that term is enumerated in Exhibit A) from a source (other than an entity listed on Exhibit B) which directly or indirectly through itself or an affiliate:

               (i) has provided $5,000,000 or more of equity funding to or for the benefit of Company or any of its related entities or affiliates (but only if such amount constitutes greater than fifty percent (50%) of the equity funding provided by such source to the Brands at the time of such solicitation); or

               (ii) has purchased or sold a hotel property from or to (as the case may be) Company or any of its related entities or affiliates (but only if the purchasing and selling of the Brands comprises greater than fifty percent (50%) of such source's business at the time of such solicitation).

     4.4 Non-Competition. Employee agrees that, during the Term and for a period of one (1) year following the termination of Employee's employment by Company (subject to the provisos contained at the end of this Section 4.4) for whatever reason, with or without "cause" or otherwise, Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the United States:

          (a) act as an officer, director, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing (A) services which are competitive with the Business of the Company (including any of its related entities or affiliates), or (B) services or products being provided or which are being produced or developed by Company or its related entities and affiliates, or are under active investigation by Company or its related entities and affiliates at the time of termination of his employment, provided that such services or products relate directly to the Business of the Company; or

          (b) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for

     Company or its related entities and affiliates which are competitive with the Business of the Company (including any of its related entities or affiliates) or services or products being provided or which are being produced or developed by Company its related entities and affiliates, or are under active investigation by Company or its related entities and affiliates at the termination of his employment, provided that such services or products relate directly to the Business of the Company.

Notwithstanding anything to the contrary contained herein, the restrictive covenants contained in this Section 4.4 shall not apply in the event of discharge of Employee without Cause, unless in such event Company continues to pay Employee the amounts set forth in Section 2.4. Notwithstanding anything to the contrary contained herein, any employment of Employee or provision of services by Employee following termination of employment by Company, its related entities or affiliates to any hotel franchisor, hotel owner or hotel operator other than to:

               (i) any division of a franchisor of hotel Brands listed on Exhibit A solely devoted to one or more of such Brands;

               (ii) any hotel owner or operator of more than five (5) AmeriHost Inn hotels; or

               (iii) any hotel owner or operator whose portfolio of hotels is comprised of more than fifty percent (50%) of the hotel Brands listed on Exhibit A (such a position described in (1), (2) and (3) above sometimes referred to as a "Competitive Position"), shall not be deemed to constitute a violation of the restrictive covenants contained in this Section 4.4. For purposes of clarification, the Company acknowledges that the preceding sentence permits Employee, following termination of his employment with the Company, its related entities or affiliates, to provide services to a division of a franchisor of a Brand listed on Exhibit A so long as such division is not solely devoted to one or more Brands listed on Exhibit A. For example, this sentence would permit Employee to perform services for a division of Marriot International, Inc. (the franchisor of Fairfield Inn) not affiliated with the Fairfield Inn Brand and not solely devoted to one or more of the other Brands listed on Exhibit A.

     4.5  Remedies.

          (a) Injunctive Relief. Employee expressly acknowledges and agrees that the Business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1, 4.2, 4.3 or 4.4 would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Employee further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of the Company and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company's right or ability to collect money damages, Employee agrees that any actual or threatened violation of any of the provisions of Sections 4.1, 4.2, 4.3 or
     4.4 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article IV shall survive the termination of Employee's employment.

          (b) Enforcement. It is the desire of the parties that the provisions of Sections 4.1, 4.2, 4.3 or 4.4 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1, 4.2, 4.3 or 4.4 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

          (c) Legal Fees. In any action to enforce the terms of this Agreement, each party shall be responsible for his, her or its own legal fees and costs.

     4.6 Definition of Affiliates. As used in this Agreement, "Affiliates" shall have the same meaning as under Rule 405 of the Securities Act of 1933, as amended.

     4.7 Quit Claims. By execution of this Agreement, Employee: (i) assigns and quit claims to the Company all right, title and interest as relates to the Business of the Company in any patentable or potentially patentable invention or design within the meaning of Title 35 of the United States Code, and any utility or design created or discovered by Employee during the course of his employment with the Company; and (ii) agrees that if during the course of his employment by the Company, he discovers, invents or produces, without limitation, any information, formulae, product, device, software, system, technique, drawing, program or process, which is a "trade secret" within applicable law or deemed to be such in the opinion of the Company's managers, such information, formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Employee agrees to fully cooperate with the Company in protecting the value and secrecy of any such trade secrets, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company. Employee designates the Company his attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company.

     Notwithstanding anything to the contrary herein, this Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless: (a) the invention relates: (i) to the Business of the Company; or (ii) to the Company's actual demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for the Company.

                                   ARTICLE V

                                  MISCELLANEOUS

     5.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received:
(a) when delivered, if delivered personally; (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid; (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service; and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

    TO EMPLOYEE, AT:     His home address as reflected on the Company's records.

    TO COMPANY, AT:      Arlington Hospitality, Inc.
                         2355 South Arlington Heights Road - Suite 400
                         Arlington Heights, IL  60005
                         Attention:        President
                         Facsimile:        847-228-5422

                         WITH A COPY TO:

                         Shefsky & Froelich Ltd.
                         444 North Michigan Avenue - Suite 2500
                         Chicago, IL  60611
                         Attention:  Mitchell D. Goldsmith, Esq.
                         Facsimile:  312-527-3194
                         E-Mail:     mgoldsmith@shefskylaw.com

                         AND A COPY TO:

                         The Company c/o its general counsel.

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.


     5.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Sections 4.3(b) or 5.5 above, no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

     5.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company. This Agreement is assignable by the Company to any entity which acquires all or substantially all of the assets of the Company.

     5.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

     5.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

     5.6 Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

     5.7 Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois. All parties hereto waive their right to trial by jury with respect to the adjudication of any dispute hereunder.

     5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     5.9 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be effective as of the day and year first above written.

COMPANY:                                  EMPLOYEE:

ARLINGTON HOSPITALITY, INC.               /s/ Stephen K. Miller
                                          --------------------------------------
                                          STEPHEN K. MILLER


By:  /s/ Jerry H. Herman                  Address:  1360 French Creek Drive
     ------------------------------                 Wayzata, MN  55391
Its: President
     ------------------------------


Date of Execution: 7-25-03                Date of Execution: 7-26-03
                   ----------------                          -------------------

                                    EXHIBIT A

               EMPLOYMENT AGREEMENT - ARLINGTON HOSPITALITY, INC.
                              AND STEPHEN K. MILLER

                                  COMPENSATION

     1. Base Salary. During the Employment Term, the Company shall pay Employee a base salary ("Base Salary") of One Hundred and Seventy-Five Thousand Dollars ($175,000) per year, payable in increments as is customarily paid by the Company. The Company shall review the Base Salary annually.

     2. Bonus. Employee shall be eligible and entitled to earn a bonus comprised of a "Cash Bonus" and an "Equity Performance Bonus," as follows:

          (a) In the 2004 calendar year, Employee shall be paid a total bonus sliding on a scale range (the "2004 Bonus") such that if the objectives set forth in Section 2(c)(i) are achieved, equal to approximately 50% of Base Salary, with the precise amount of the 2004 Bonus to be determined by the Company's Chief Executive Officer ("CEO") in his discretion (subject to mandates, if any, from the Board of Directors or its Compensation Committee). Employee shall also be eligible to receive, in addition to the 2004 Bonus, a Supplemental 2004 Bonus as set forth in Section 2(d).

          (b) Allocation of 2004 Bonus. If the 2004 Bonus is earned pursuant to the terms of this Section 2, forty percent (40%) of such 2004 Bonus shall be in the form of a cash payment and sixty percent (60%) in the form an Equity Performance Bonus (as defined below).

          (c) Bonus Components. The payment of the 2004 Bonus shall depend upon achievement of the following objectives:

               (i) Up to twenty percent (20%) of the 2004 Year Bonus shall be earned upon the Company's selling the number of Hotels at the prices in the aggregate established by the Company as part of Operation Sell (as that program is in existence and modified from time to time as determined by the CEO, subject to mandates, if any, from the Board of Directors or its Compensation Committee);

               (ii) Up to forty percent (40%) of the 2004 Year Bonus shall be earned upon the Company's and/or Affiliates' acquiring land and/or existing hotels, and commencing construction on any new developments, pursuant to the Company's budget goals and its underwriting criteria for 2004 (as those goals and criteria are modified from time to time as determined by the CEO, subject to mandates, if any, from the Board of Directors or its Compensation Committee); and

               (iii) Up to forty percent (40%) of the 2004 Year Bonus shall be earned upon project specific (i.e., entities formed to acquire or develop Hotels) subsidiaries or Affiliates of the Company (collectively, "New Ventures") raising capital in the form of equity from new partners, members or other sources ("New Equity"), pursuant to the Company's budget goals for 2004.


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

          It is further understood that a portion of such Bonus Components shall be subject to overall Company and/or development segment EBITDA budget goals for 2004.

          (d) Supplemental 2004 Bonus.

          If in the CEO's reasonable discretion, Employee plays a significant leadership role in the oversight and execution of New Ventures raising New Equity in an amount greater than Four Million Dollars ($4,000,000) in the 2004 calendar year, a "Supplemental 2004 Bonus" will be payable as follows:

               (i) 0.40% of each dollar received during 2004 between $4 million to $6 million;

               (ii) 0.50% of each dollar received during 2004 between $6 million to $7 million;

               (iii) 0.65% of each dollar received during 2004 between $7 million to $8 million; and

               (iv) 0.80% of each dollar received during 2004 in excess of $8 million.

          Any Supplemental 2004 Bonus will be paid in accordance with the percentage allocation between a Cash Payment and Equity Performance Bonus set forth in Section 2(b).

          (e) Equity Performance Bonus. "Equity Performance Bonus" shall be an award to Employee in form of restricted shares of the Company's common stock, $.005 par value (the "Restricted Stock"). The terms of such Restricted Stock shall be pursuant to a "Restricted Stock Grant Program" to be developed by Company prior to January 1, 2004, provided, that if such Restricted Stock Grant Program is not adopted by the Company or not approved by the Company's shareholders, the Company shall have the right to make a payment or grant to Employee with substantially similar economic benefits, which may be in the form of equity, options, cash or such other method as the CEO determines in good faith. Each stock certificate issued pursuant to the terms of this Section 2(e) shall contain Employer's customary restrictive legend utilized in connection with the private placement of its shares.

          Any Restricted Stock earned in the 2004 calendar year shall be subject to vesting according to the following schedule: one-third when earned, one-third one year after earned, and one-third two years after earned, as long as Employee is employed with the Company on the vesting date, and has been continuously employed since the date first set forth above, at each anniversary.

          (f) Discretionary Standards. All determinations by the CEO with respect to Employee's compensation per the terms of this Exhibit A shall be final absent bad faith or manifest error.

          (g) 2003 Stub Period. The Company in its sole discretion may elect whether or not to provide Employee a bonus with respect to employment performance in calendar year 2003.



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


          (h) 2005 Bonus. The parameters for any bonus for Employee for 2005 shall be established by the CEO in his discretion (subject to mandates, if any, from the Board of Directors or its Compensation Committee).

          (i) Timing of Bonus Compensation. It is contemplated that Employee's 2004 Bonus, the Supplemental 2004 Bonus and any 2005 bonus will include both annual and quarterly components.

     3. Brands. The "Brands" for purposes of Article IV of this Agreement are the following:

     AmeriHost Inn                Motel 6                 Best Western
     Holiday Inn Express          Comfort Inn             Econolodge
     Ramada Inn                   Howard Johnson          Microtel
     Days Inn                     Knights Inn             Sleep Inn
     Baymont Inns                 Travelodge              Fairfield Inns



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


                                    EXHIBIT B



Oxford Capital Partners, Inc.
AEW Capital Management, L.P.
Olympus Real Estate Partners
Crow Family Holdings
Charlesbank Capital Partners LLC
GE Capital Real Estate
BCL Hospitality Advisors, LLC
Highgate Hotels



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